                                                                   EXHIBIT 10.31


                               M E M O R A N D U M


To:            James F. Palmer

From:          Michael F. Johnston

Re:            Employment as Executive Vice President and Chief Financial
               Officer

--------------------------------------------------------------------------------

               I wanted to take this opportunity to welcome you aboard. This memo, which supercedes all prior agreements and understandings, establishes the terms that will apply to your employment, which shall be effective as of June 2, 2004.

          1. DUTIES. You will be employed as "Executive Vice President and Chief Financial Officer" with duties and responsibilities which the Company, acting either through its Board of Directors or its Chief Executive Officer or his assignee, in its sole discretion believes are appropriate to your skills, training and experience. You will perform such assigned duties by devoting full time, due care, loyalty and your best efforts, and complying with all applicable laws and the requirements of the Company's policies and procedures on employee conduct, including but not limited to the Ethics and no-harassment policies.

          2.   COMPENSATION.


               a. Annual Base Salary. Your annual base salary will be $700,000, subject to adjustment in accordance with the Company's normal procedures.

               b. Sign-on Bonus. You will receive a cash bonus of $245,000, which is payable in April 2005, and which shall not be subject to any vesting requirement.

               c. Special Stock-Related Benefits Under Company Incentive Plan. Subject to the terms of the Visteon Corporation 2004 Incentive Plan, and in accordance with the terms of an authorized award agreement that will be separately provided to you, you will become entitled to the benefits in this section, if at all, only when the applicable vesting requirement(s) has been met. The Special Stock-Related Benefits are as follows:

                    i. Restricted stock (100,000 shares), which shall become
               vested only upon on the 5th anniversary of your hire date, provided that your Visteon employment is continuous during this period.

                    ii. Restricted stock units (100,000 units), which shall vest in four equal parts upon the 2nd, 3rd, 4th, and 5th anniversaries, respectively, of your hire date, provided that your Visteon employment is continuous through each of the vesting dates during this period. The cash value of the stock units in this subsection becomes payable on or shortly after the vesting date.

                    iii. Stock options (75,000) which shall vest in three equal parts upon the 1st, 2nd, and 3rd anniversaries, respectively, of your hire date,

                               M E M O R A N D U M


               provided that your Visteon employment is continuous from your hire date through each of the vesting periods.

               d. Other Benefits. The following benefits shall be provided to you consistent with the terms of the Company's plans.

                    i. The Short Term Incentive Opportunity for calendar year
               2004 will provide you an opportunity to receive up to 70% of your base salary, with a guaranteed payment of 35% of your base salary.

                    ii. Subject to the terms of the Visteon Corporation 2004
               Incentive Plan and in accordance with the terms of an award agreement that will be separately provided to you, you will receive a Long Term Incentive Opportunity for the 2004-2006 performance period of up to 300% of your base salary.

                    iii. Under the Visteon Corporation Supplemental Executive
               Retirement Plan, Visteon will credit you with two years of service for every year of actual service with Visteon, up to five years of actual service.

                    iv. Under the Company's plans, you will also receive health and welfare benefits, vehicle allowance, perquisites, and other benefits to which executive-level participants are entitled. At your request, the Company will evaluate providing you with suitable post-retirement health care benefits, subject to the discretion and approval of the Company's Organization and Compensation Committee.

          3. AT WILL EMPLOYMENT. Your employment is "at will." Either you or Visteon can terminate the employment relationship at any time, for any reason. Thus, even though some provisions in this agreement contemplate the possibility that the parties may maintain an employment relationship for five or more years, neither party is obligated to continue the employment relationship for five years or any other duration of time.

          4. COMPENSATION ON TERMINATION. You will not be due any compensation, bonuses, or benefits at the time of your termination or thereafter, except to the extent provided for below.

               a. If Visteon terminates your employment for cause, it will only be obligated to provide you with the following benefits: (i) cash Sign-On Bonus referenced in section 2.b above, to the extent this amount has not already been paid; and (ii) Special Stock-Related Benefits referenced in Section 2.c above, to the extent payable in accordance with the terms of the Visteon Corporation 2004 Incentive Plan and your award agreement (including the vesting requirements described herein).

               b. If Visteon terminates your employment without cause prior to the first anniversary of your hire date, your benefits will be limited to the following: (i) cash Sign-On Bonus referenced in section 2.b above, to the extent this amount

                               M E M O R A N D U M


          has not already been paid; (ii) A cash separation payment in an amount that is the greater of either 12 months of base salary or an amount calculated in accordance with the Visteon Separation Plan (which amount does not include any other benefits established under the Visteon Separation Plan).

               c. If Visteon terminates your employment without cause on or after the first anniversary of your hire date, your benefits will be limited to the Special Stock-Related Benefits referenced in Section 2.c above, to the extent payable in accordance with the terms of the Visteon Corporation 2004 Incentive Plan and your award agreement (including the vesting requirements described herein), and, to the extent otherwise eligible, such benefits that that may be payable or provided under the Visteon Separation Plan as then in effect.

               d. If you voluntarily resign your employment at any time, your benefits will be limited to the following: (i) cash Sign-On Bonus referenced in section 2.b above, to the extent this amount has not already been paid; and (ii) Special Stock-Related Benefits referenced in Section 2.c above, to the extent payable in accordance with the terms of the Visteon Corporation 2004 Incentive Plan and your award agreement (including the vesting requirements described herein).

For purposes of this agreement, "cause" includes, but is not limited to, misrepresentations, omissions or falsification during the hiring process; undisclosed financial or accounting improprieties prior to joining Visteon or at any other time; theft; dishonesty; fraud; gross negligence; gross dereliction of duty; misconduct injurious to the Company; financial improprieties of any kind; serious violation of the law; or violation of the Company's policies and procedures on employee conduct.

          5. EFFECT ON OTHER AGREEMENTS OR OBLIGATIONS. Notwithstanding the foregoing provisions and sections of this memorandum, this memorandum does not supercede or modify any of the benefits to which you might become entitled under the Change in Control Agreement between you and the Company.

                              M E M O R A N D U M

This memorandum also does not supercede or modify any confidentiality, noncompete, nonsolicitation, or nondisclosure obligations, whether such obligations are expressly agreed to or implied by law.

Jim, we are we are excited about your decision to join our company. We believe our team can accomplish great things together.



                                          /s/ James F. Palmer
                                    --------------------------------
                                    James F. Palmer
                                    Date: July 29, 2004

                                    VISTEON CORPORATION

                                    By:      /s/ Robert H. Marcin
                                       -----------------------------
                                    Name:  Robert H. Marcin
                                    Title: Senior Vice President
                                    Date:  July 29, 2004